Exhibit 5.01

January 26, 2015

BioPharmX Corporation

1098 Hamilton Court

Menlo Park, CA 94025

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by BioPharmX Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about January 26, 2015, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,732,252 shares of the Company’s Common Stock (the “Stock”) subject to issuance by the Company upon the exercise of stock options granted under the Company’s 2014 Equity Incentive Plan, as amended (the “2014 Plan”).  In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

1)             The Company’s Certificate of Incorporation, certified by the Delaware Secretary of State on April 25, 2014 (the “Certificate”).

2)             The Company’s Bylaws, certified by the Company’s Secretary on April 25, 2014 (the “Bylaws”).

3)             The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

4)             The Prospectus prepared in connection with the Registration Statement.

5)             The following action by written consent of the Company’s Board of Directors (the “Board”) at which, or pursuant to which, the Bylaws were approved: the Action by Unanimous Written Consent of the Board, dated April 25, 2014, in which resolutions were adopted by the Board adopting and approving the Bylaws.

6)             The following minutes of meetings and actions by written consent of the Board and stockholders (the “Stockholders”) at which, or pursuant to which, the 2014 Plan was adopted, approved and amended:  (i) the Action by Unanimous Written Consent of the Board, dated January 23, 2014, in which resolutions were adopted by the Board, (ii) the Action by Unanimous Written Consent of the Board, dated November 7, 2014, in which resolutions were adopted by the Board, (iii) the Action by Unanimous Written Consent of the Board, dated January 22, 2015, in which resolutions were adopted by the Board and (iv) the Action by Majority Written Consent of the Stockholders, dated January 21, 2015, in which resolutions were adopted by the Stockholders.

BioPharmX Corporation

January 26, 2015

7)             The stock records that the Company has provided to us (consisting of a list of stockholders that was issued by the Company’s transfer agent and dated January 22, 2015 and a list of option and warrant holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated January 26, 2015 verifying the number of such issued and outstanding securities).

8)             The 2014 Plan and all exhibits thereto (collectively, the “2014 Plan Documents”).

9)             A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated January 26, 2015, stating that the Company is qualified to do business in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”).

10)      A Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

11)      The Agreement and Plan of Merger, dated April 25, 2014 (the “Merger Agreement”), by and between the Company and BioPharmX Corporation, a Nevada corporation (“BPMX NV”).

12)      The Action by Unanimous Written Consent of the Board, dated April 25, 2014, in which resolutions were adopted approving, among other things, the Merger Agreement.

13)      The Action by Unanimous Written Consent of the sole stockholder of the Company, dated April 25, 2014, in which resolutions were adopted approving, among other things, the Merger Agreement.

14)      The Action by Unanimous Written Consent of the board of directors of BPMX NV, dated April 25, 2014, in which resolutions were adopted approving, among other things, the Merger Agreement.

15)      The Action by Written Consent of the stockholders of BPMX NV, dated April 25, 2014, in which resolutions were adopted approving, among other things, the Merger Agreement.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

BioPharmX Corporation

January 26, 2015

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

Based upon the foregoing, we are of the following opinion:

(1)           The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2)           The 3,732,252 shares of Stock that may be issued and sold by the Company upon the exercise of stock options granted or to be granted under the 2014 Plan, when issued, sold and delivered in accordance with the 2014 Plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.  This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Robert A. Freedman
Robert A. Freedman, a Partner